Exhibit 3.207

OPERATING AGREEMENT

OF

SPRINT INTERNATIONAL NETWORK COMPANY LLC

This OPERATING AGREEMENT (this “Agreement”) is made and adopted, effective as of October 30, 2008, by Sprint International Communications Corporation, a Delaware corporation (the “Member”), the sole member of the limited liability company described in this Agreement. Unless the context otherwise requires, terms which are capitalized and not otherwise defined in context shall have the meanings set forth in Article II of this Agreement.

ARTICLE 1
ORGANIZATIONAL MATTERS

1.1.      Formation of the Company; Term.  The Company is a limited liability company formed under the Act and governed by this Agreement. The Company is an entity separate from its sole Member, created upon the execution and filing with the Secretary of State of Delaware of the Certificate of Formation of the Company. Unless sooner dissolved and liquidated by action of the Member, the Company is to continue in perpetuity.

1.2.      Name.  The name of the Company is Sprint International Network Company LLC.

1.3.      Purposes of the Company; Business.  The purpose of the Company is to engage in any and all lawful acts or activities for which limited liability companies may be formed under the Act.

1.4.      Office and Agent.  The registered agent of the Company in the State of Delaware is Corporation Service Company and the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The Member may from time to time change the registered agent or office of the Company or establish additional places of business or offices of the Company as necessary or appropriate. Such changes need not be reflected in this Agreement.

ARTICLE 2.
DEFINITIONS

Unless the context otherwise requires, the following terms (and the singular or plural thereof) used in this Agreement shall have the meanings set forth below:

            “Act” means the limited liability company law set forth in Chapter 18 of Title 6 of the Delaware Code, as amended from time to time. Any reference to the Act shall automatically include a reference to any subsequent or successor limited liability company law in Delaware.

  “Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with the Member. Without limiting the generality of the foregoing, “control” of a Person means the possession. directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

  “Agreement” means this Agreement, as amended from time to time, by amendments duly executed and delivered.

                           “Company” means Sprint International Network Company LLC.

“Interest” means a membership interest in the Company, including any and all benefits to which the Member is entitled under this Agreement and the obligations of the Member under this Agreement.

                           “Member” means Sprint International Communications Corporation, a Delaware corporation, or its successor.

                           “Person” means any individual, partnership, limited liability company, corporation, trust, estate, association, or other entity.

ARTICLE 3
CAPITALIZATION: ECONOMICS

3.1.      Capital.  The Member has made a capital contribution to the Company and shall have a 100% membership equity interest in the Company. including any and all benefits to which the Member is entitled under this Agreement and the obligations of the Member under this Agreement. The Member may, but is not required to, make additional contributions to the capital of the Company. A capital account shall be maintained for the Member and such capital account shall be credited with contributions and profits, charged with distributions and losses and otherwise adjusted, in each case as the Member determines.

3.2.      Allocations.  It is the intention of the Member that the Company be disregarded for federal income tax purposes (so long as it has only one member) and, accordingly, all items of income, gain, loss, deduction. and credit will be allocated to the Member and be reported directly on the tax return of the Member.

3.3.      No Interest on Capital Contributions.  The Member is not to be paid interest on its capital contributions to the Company.

ARTICLE 4
MANAGEMENT

4.1.      Management by Member.  The Company shall be managed by the Member. The Member may exercise all such powers and do all such lawful acts and things as are permitted by the Act and this Agreement.

4.2.      Officers.  The Company may have such officers as shall be appointed from time to time by the Member. Any such officers shall have such authority and shall perform such duties as may be specified from time to time by the Member, regardless of whether such authorities or duties are customarily incident to such offices. Officers shall serve indefinite terms until their resignations or until removed from office by the Member. Officers serve at the pleasure of the Member, and the Member may remove an officer at any time with or without cause.

ARTICLE 5
TRANSFERS AND DISSOLUTION

5.1.      Transfers of Interest.  The Member is entitled, in its sole and absolute discretion at any time and from time to time, to sell, mortgage, hypothecate, transfer, pledge, assign, donate, create a security interest in or lien upon, encumber, give, place in trust (voting or other) or otherwise dispose of all or any portion of its Interest in the Company, including the Member’s: (i) interest in the profits, losses, allocations of other items and distributions from the Company; (ii) rights with respect to the management and administration of the Company;  (iii) access to or rights to demand or require any information or account of the Company or its affairs; and (iv) rights to inspect the books and records of the Company.

5.2.      Status of Third Party Transferee.  No transferee, including any transferee by operation of law or court order, of all or any portion of any Interest in the Company shall, without the prior written consent of the Member, which consent may be withheld by the Member in its sole and absolute discretion, acquire the status as a substituted or additional member of the Company under the Act or under this Agreement, but shall solely have the status, rights and privileges of an assignee. If a substituted or additional member is admitted to the Company in accordance with this Section 5.2, such substitute or additional member shall be responsible for the payment of all fees and expenses associated with the transfer and such substitution or admission as the Member may require.

5.3.      Dissolution and Liquidation.  If the Company is required to wind-up its affairs and liquidate its assets, it will first pay or make provision to pay all its obligations as required by law and any assets remaining will be distributed to the Member. The Member and officers, if any, shall have the right to do all acts authorized by law and this Agreement for the purpose of winding-up the affairs of the Company.

ARTICLE 6
INDEMNIFICATION OF MEMBER AND OFFICERS.

6.1.      Indemnification.

     (a)         The Company shall indemnify, to the full extent then permitted by law, any Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, brought by or against the Company or otherwise, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a Member of the Company or an officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise. The Company shall pay, to the full extent then permitted by law, expenses, including attorney’s fees, incurred by the Member of the Company in defending any such action, suit, or proceeding as they are incurred, in advance of final disposition thereof, and may pay in the same manner and to the full extent then permitted by law, such expenses incurred by any other Person. The indemnification and payment of expenses provided hereby shall be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Company’s Certificate of Formation, any agreement, or otherwise, both as to action in official capacities and as to action in another capacity while the Person is a Member, trustee, officer, employee, or agent of the Company, and shall continue as to a Person who has ceased to be a Member of the Company, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such Person. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any indemnitee if a judgment or other final adjudication adverse to such indemnitee establishes that such indemnitee’s acts were fraudulent, grossly negligent or the result of willful malfeasance and, in each case, were material to the cause of action so adjudicated.

  (b)        The Company may, to the full extent then permitted by law and authorized by the Member, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any Person described in this Section 6.1 against any liability asserted against and incurred by any such Person in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability.

  (c)        The Company, upon approval of the Member, may enter into agreements with any Persons whom the Company may indemnify under applicable law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit, or proceeding against them, whether or not the Company would have the power under this Agreement to indemnify any such Person.

6.2.      Liability to the Company.  The Member shall not be liable to the Company in damages for any action that the Member takes or fails to take in such capacity, unless it is proved by clear and convincing evidence in a court of competent jurisdiction that such action or failure to act was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company.

6.3.      Liability to Others.  The Member intends that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture. It is the intention of the Member that it shall have the benefit of Section 18-303(a) of the Act. The debts, obligations and liabilities of the Company are solely the debts, obligations and liabilities of the Company, and the Member shall not be liable therefore solely by reason of being a member of the Company. Furthermore, if applicable, no holder of an equity interest in the Member, or any director, officer or employee of any of the foregoing or any of their Affiliates, shall be obligated personally for any debt, obligation or other liability of the Company solely by reason of being a holder of an equity interest in the Member, or a director, officer or employee of any of the foregoing or any of their Affiliates. No failure of the Company to observe any corporate or other formality or requirement relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall be grounds for imposing liability on the Member (or, if applicable, any holder of an equity interest in the Member, or any director, officer or employee of any of the foregoing or any of their Affiliates) for any debt, obligation or liability of the Company.

ARTICLE 7
MISCELLANEOUS

7.1.      Actions Without a Meeting.  Any action that may be authorized or taken at a meeting of the Member may be taken without a meeting if authorized in a writing signed by the Member. Any such writing shall be filed with or entered upon the records of the Company.

7.2.      Notices.  All notices, requests and consents under this Agreement directed to the Member or the Company shall be in writing and shall be effective on receipt, if delivered by hand or by confirmed facsimile, or five days after being placed in the U.S. Mail, addressed to the Member or the Company with proper first class postage prepaid.

7.3.      Whole Agreement.  This Agreement contains the entire declaration of the sole Member and may only be amended by a writing executed by the sole Member.

7.4.      Governing Law.  This Agreement shall be governed and construed in accordance with the internal, substantive laws of the State of Delaware, without giving effect to its rules of conflicts of laws.

7.5.      Severability.  In the event that any provision of this Agreement shall be held to be invalid, the validity of the remaining provisions of the Agreement shall not in any way be affected.

7.6.      Construction.  The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

Sprint International Communications Corporation, a Delaware corporation.

By:	/s/ Timothy P. O’Grady
Name: Timothy P. O’Grady
Title: Vice President